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                                                                   Exhibit 10.6



                                LICENSE AGREEMENT

         This License Agreement is entered into this 17th day of January, 1997, (the "Effective Date") by and between Discovery Communications, Inc., a corporation organized and existing under the laws of Delaware with its principal place of business at 7700 Wisconsin Avenue, Bethesda, Maryland 20814-3579 ("DISCOVERY") and Omniview, Inc., a corporation organized and existing under the laws of Tennessee with its principal place of business at 7325 Oak Ridge Highway, Knoxville, TN 37931 ("OMNIVIEW").

         WHEREAS, OMNIVIEW has developed, manufactured and marketed, and owns worldwide rights to products and processes for making, linking, and viewing photobubbles;

         WHEREAS, OMNIVIEW is the owner or licensee of photobubble technology and intellectual property rights therein (hereinafter defined) covering photobubbles and photobubble viewing and processes for making various photobubbles, and is willing to grant to DISCOVERY exclusive and nonexclusive worldwide rights and licenses under such technology in the fields and on the terms and conditions herein set forth;

         WHEREAS, MOTOROLA owns or may own certain patent rights to photobubble technology and related or complementary technology, which MOTOROLA has licensed to OMNIVIEW in an agreement between MOTOROLA and OMNIVIEW executed on January 17, 1997 and wherein OMNIVIEW was granted certain rights to sublicense the technology;

         WHEREAS, DISCOVERY is desirous of acquiring exclusive and nonexclusive rights and licenses under the OMNIVIEW photobubble technology and the MOTOROLA photobubble technology to make, use and sell products incorporating the photobubble technology worldwide, in the fields defined herein and under the terms and conditions of this Agreement;

         WHEREAS, DISCOVERY desires to make, have made, use and sell products and processes containing a plurality of relationally, intelligently and sequentially linked audio-visual presentations for use and sale, in the retail and educational markets, and wherein the audio-visual presentations are relationally linked by topic and one or more of the linked audio-visual presentations is a photobubble for purposes of presenting a story or narrative about a theme, culture, historical event, expedition, place or individual;

         WHEREAS, OMNIVIEW desires to develop five destination based travel media using linked photobubble technology;

         WHEREAS, DISCOVERY desires or may in the future wish to fund development of products by OMNIVIEW and distribute such developed products through DISCOVERY's distribution channels.





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         NOW, THEREFORE, for and in consideration of the mutual promises and undertakings and the payment of royalties herein contained, the parties hereto have agreed and do hereby agree as follows:

1.       DEFINITIONS.

         1.1 "Photobubble" means an audio-visual presentation element, specifically, a whole, half, third, quarter, sixth, or any other portion of a spherical view, image or photograph or portion thereof including views, images, or photographs constructed from one or more views, images, or photographs and the presentation of all or a portion thereof in a manner wherein the user may move within one of the defined views, images, or photographs and obtain a perspective corrected view.

         1.2 "Topic Linked Photobubbles" means photobubbles which are relationally linked to audio-visual presentation elements based on a topical relationship, including but not limited to the topics of theme, destination, location, culture and history, and the creation thereof. Linking may be through hot buttons, locations on a visual display, or other means of linking.

         1.3 "Photobubble Technology" means all inventions, discoveries, information, trade secrets, disclosures, publications, software, and other intellectual property in existence or hereafter created, relating in any manner to Photobubbles and Topic Linked Photobubbles including the creation and viewing thereof.

         1.4 "Licensed Patents" mean all of OMNIVIEW's United States and foreign patents relating to or covering photobubble technology, now issued or issued during the term of this Agreement together with all divisions, reissues, reexaminations, continuations, renewals, and continuations in part, including but not limited to those listed in Appendix A.

         1.5 "Licensed Product(s)" means products which, in the course of manufacture, use or sale would, in the absence of this Agreement, infringe one or more claims of the Licensed Patents or the MOTOROLA Licensed Patents, or products made, at least in part, by a Licensed Process (defined below), or products made, at least in part, using OMNIVIEW's Technology, and including but not limited to those products listed in Appendix B. Licensed Products include relationally linked audio-visual presentations containing photobubbles.

         1.6 "Licensed Process(es)" means processes which, in the course of manufacture, use or sale would, in the absence of this Agreement, infringe one or more claims of the Licensed Patents. Licensed Processes include the processes for creating a photobubble, for creating links between photobubbles, and for viewing photobubbles.

         1.7 "OMNIVIEW Technology" means unpublished research and development information, unpatented inventions, software, know-how related to making photobubbles, trade secret formulas or information for creating or viewing photobubbles, and technical data in the possession of OMNIVIEW at the effective date of this Agreement or during the term of this



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Agreement which are incorporated into, arising from, or in any way related to, the Licensed Products and photobubble technology. The OMNIVIEW Technology shall include the technical information in all current and future patent applications, manuals, formulas, specifications, drawings, designs, and all other information actually communicated by OMNIVIEW to DISCOVERY during the term of this Agreement in any form.

         1.8 "MOTOROLA Licensed Patents" mean all MOTOROLA United States patents, and all corresponding foreign patents now issued or issued during the term of this Agreement together with all divisions, reissues, continuations, renewals, and continuations in part, which relate to or cover the Licensed Products, Licensed Processes, Photobubble Technology, OMNIVIEW Technology or DISCOVERY Products (including but not limited to those patents and applications listed in Appendix C), that are now or are in the future licensed to OMNIVIEW (including those patents that are licensed from MOTOROLA to OMNIVIEW in that certain Patent License Agreement between MOTOROLA and OMNIVIEW executed on the same date herewith).

         1.9 "Third Party Technology" means third party (including MOTOROLA) unpublished research and development information, unpatented inventions, software, know-how related to making photobubbles, trade secret formulas or information for creating or viewing photobubbles, and technical data which OMNIVIEW has a right to obtain or is in the possession of OMNIVIEW at the effective date of this Agreement or during the term of this Agreement, which are incorporated into, arising from, or in any way related to, the Licensed Products and photobubble technology. Third Party Technology shall include the technical information in all current and future patent applications, manuals, formulas, specifications, drawings, designs, and all other information actually communicated by any third party to OMNIVIEW before and during the term of this Agreement in any form.

         1.10 "Improvements" means any improved process or products, hardware or software, whether or not patentable, relating to and within the scope of the Photobubble Technology and which has been conceived and reduced to practice by OMNIVIEW during the term of this Agreement, and which OMNIVIEW is lawfully entitled to communicate to DISCOVERY for its use without breaching any restrictions on use or disclosure owed to third parties.

         1.11 "DISCOVERY Field" means Topic Linked Photobubbles, including multimedia presentations used in a public or commercial location, where photobubbles are relationally, intelligently or sequentially linked with other photobubbles or media for purposes of presenting a story or narrative, whether theme-based or detailing a specific destination, about a particular setting.

         1.12 "Affiliates" means any entity the voting-stock of which is at least 50% controlled by or under common control with a party to this Agreement.

         1.13 "DISCOVERY Selected Destinations" means specific settings, places, locations, destinations or the like selected by DISCOVERY for use in the DISCOVERY Field, such as CD-ROM's depicting a city, village, building, monument, structure, ship, museum, or the like.



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         1.14 "R&D Titles" means multimedia presentations using Topic Linked
Photobubbles developed under a Research and Development Contract depicting specific settings, places, locations, destinations or the like selected by OMNIVIEW for development and to be used in the DISCOVERY Field, such as CD ROM's depicting a city, village, building, monument, structure, ship, museum, or the like.

         1.15 "Stock Purchase Agreement" that certain Amended and Restated Stock Purchase Agreement between MOTOROLA, OMNIVIEW, and DISCOVERY executed on December 20, 1996.

2.       GRANT OF PATENT AND TECHNOLOGY LICENSE, OTHER GRANTS.

         2.1 (a) Grant of Initial Option for Exclusive License to OMNIVIEW Patents and OMNIVIEW Technology in the DISCOVERY Field. From the Effective Date of this Agreement until the grant of the exclusive license of Section 2.1(b), unless DISCOVERY elects not to proceed with the Research and Development Contract of Section 6.3, OMNIVIEW hereby grants to DISCOVERY an option to obtain a worldwide exclusive license under the Licensed Patents and to the OMNIVIEW Technology to make, have made, use, have used, sell and have sold Licensed Products and Licensed Processes for Discovery Selected Destinations (to be determined in accordance with Section 3.1). During the term of the option of this section, Section 2.1(a), OMNIVIEW shall not license any destinations in the Discovery Field without DISCOVERY's prior written approval.

             (b) Grant of Renewable Exclusive License to OMNIVIEW Patents and OMNIVIEW Technology. In exchange for the consideration set forth in
         Section 6.3, and commencing 180 days from the date of this Agreement and extending for two years, OMNIVIEW hereby grants to DISCOVERY a renewable worldwide exclusive license under the Licensed Patents and to the OMNIVIEW Technology to make, have made, use, have used and sell and have sold the Licensed Products and Licensed Processes for DISCOVERY Selected Destinations (to be determined in accordance with Section 3.1). At DISCOVERY's option, and in exchange for the consideration set forth in Section 6.4, the exclusive license of Section 2.1(b) shall be renewable for one year periods.

         2.2 Grant of Nonexclusive License to OMNIVIEW Patents and OMNIVIEW Technology. OMNIVIEW hereby grants to DISCOVERY a worldwide nonexclusive license under the Licensed Patents and to the OMNIVIEW Technology to make, have made, use, have used, sell and have sold the Licensed Products and Licensed Processes in all fields including the DISCOVERY Field. Payment for such nonexclusive license shall be in accordance with Section 6.1. Notwithstanding the foregoing, OMNIVIEW may withhold such non-exclusive license to DISCOVERY on any product or process that (i) is not made available by license to any other third party; provided that OMNIVIEW shall provide to DISCOVERY any services offered with, or using, the withheld product or process on a most favored licensee basis and at a quality level that is at least



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equal to the quality of OMNIVIEW's own output, services, or products; or (ii) is made available to a third party on an exclusive basis subject to the notification and matching provisions of Section 8.2.

         2.3 (a) Grant of Initial Option for a Sole Sublicense Under MOTOROLA Licensed Patents and Third Party Technology in the DISCOVERY Field. From the Effective Date of this Agreement until the grant of the exclusive license of
Section 2.1(b), unless DISCOVERY elects not to proceed with the Research and Development Contract of Section 6.3, OMNIVIEW hereby agrees to grant solely to DISCOVERY an option to obtain a worldwide sublicense under the MOTOROLA Licensed Patents and to the Third Party Technology (to the extent Omniview has a right to sublicense the Third Party Technology) to make, have make, use, have used, sell and have sold the Licensed Products and Licensed Processes for Discovery Selected Destinations (to be determined in accordance with Section 3.1) in the DISCOVERY Field. During the term of the option of this section, section 2.3(a), OMNIVIEW shall not sublicense any destinations in the Discovery Field.

         (b) Grant of Renewable Sole Sublicense Under MOTOROLA Licensed Patents and Third Party Technology. In exchange for the consideration set forth in
Section 6.3, and commencing 180 days from the date of this Agreement, and extending for two years, OMNIVIEW hereby grants solely to DISCOVERY a renewable worldwide sublicense under the MOTOROLA Licensed Patents and to the Third Party Technology (to the extent Omniview has a right to sublicense the Third Party Technology) to make, have made, use, have used, sell and have sold the Licensed Products and Licensed Processes for Selected Destinations in the DISCOVERY field. At DISCOVERY's option, and in exchange for the consideration set forth in
Section 6.4, the sole sublicense of Section 2.3(b) shall be renewable for one year periods.

         2.4 Grant of Nonexclusive Sublicense Under MOTOROLA Licensed Patents and Third Party Technology. OMNIVIEW hereby grants to DISCOVERY a worldwide nonexclusive sublicense under the MOTOROLA Licensed Patents and to the Third Party Technology (to the extent Omniview has a right to sublicense the Third Party Technology) to make, have made, use, have used, sell and have sold the Licensed Products and Licensed Processes in all fields including the DISCOVERY Field. Payment for such nonexclusive sublicense shall be in accordance with
Section 6.1.

         2.5 Grant of Subsequent Options for Exclusive Licenses in Discovery Field. Upon termination of the Initial Option of Sections 2.1(a) and 2.3(a), OMNIVIEW hereby grants to DISCOVERY an option to obtain exclusive licenses and/or sole sublicenses within the DISCOVERY Field of uses that OMNIVIEW has offered a nonexclusive license to a third party. OMNIVIEW shall provide DISCOVERY written notice in accordance with Section 8.2 of any such offer. If DISCOVERY wishes to exercise its option to obtain an exclusive license and/or sole sublicenses covering the use, DISCOVERY shall notify OMNIVIEW of its intention within seven (7) days of receipt of such written notice and OMNIVIEW shall negotiate in good faith to reach agreement on an exclusive license and/or sole sublicense.



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         2.6 Right to Sublicense Patents and Technology. The options and licenses granted in paragraphs 2.1, 2.2, 2.3, 2.4 and 2.5 hereof expressly include the right to grant worldwide sublicenses to Affiliates of DISCOVERY under the same terms and conditions as set forth in this Agreement. Any such sublicenses granted hereunder shall not continue beyond the term of this Agreement.

         2.7 OMNIVIEW, MOTOROLA, OMNIVIEW Licensee or Other Party is First to Market. OMNIVIEW shall provide thirty (30) day prior written notice to DISCOVERY of the wholesale or commercial release of any OMNIVIEW products which use OMNIVIEW Technology. Also, OMNIVIEW shall provide thirty (30) day prior written notice of any wholesale or commercial releases of Licensed Products by MOTOROLA, licensees, or third parties of which it is aware. The notices of Section 2.7 shall be Confidential Information in accordance with Section 7 of this Agreement.

         2.8 Licensing of DISCOVERY Competitors. During those time periods in which DISCOVERY is a shareholder of OMNIVIEW (provided there has been no Initial Public Offering ("IPO") of OMNIVIEW shares or DISCOVERY has not sold at least one-half of shares acquired under the Stock Purchase Agreement for a price per share equal to or greater than the price Discovery paid under the Stock Purchase Agreement), a licensee of OMNIVIEW, or both and for one (1) year thereafter, OMNIVIEW shall not sell for use or license the photobubble technology or any part thereof to the following companies: Arts & Entertainment Network (A&E), Nickelodeon, National Geographic, Turner Broadcasting, the TerraQuest on-line website, The Walt Disney Company (Disney) (except that OMNIVIEW shall be able to sell for use or license the photobubble technology or any part thereof to The Walt Disney Company only for use in animation or in connection with Disney-owned theme parks), or their successors. This Section, Section 2.8, shall survive termination of this Agreement and the terms of this section shall be Confidential Information in accordance with Section 7 of the Agreement.

3.       SELECTION AND DEVELOPMENT OF PRODUCTS FOR SELECTED DESTINATIONS.

         3.1 Selection of Selected Destinations. If DISCOVERY elects to proceed with the Research and Development Contract of Section 6.3, it shall have until 180 days from the date of this Agreement to select up to twelve (12) destinations, the DISCOVERY Selected Destinations, and reserve exclusive rights to these destinations in accordance with Section 2.1(b).

         3.2 Development of Selected Destination Products. OMNIVIEW agrees that it will use its best efforts to work with DISCOVERY, provide assistance and training as required, provide timely processing, developing, linking and other development and creation work necessary to complete Selected Destination products for market in accordance with a Deliverables Schedule to be agreed upon by the parties. OMNIVIEW shall provide any information needed by DISCOVERY employees to design, create and assemble Selected Destination products for market.



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         3.3 Designated Key Person. Prior to selection of the DISCOVERY Selected
Destinations under Section 3.1, OMNIVIEW shall designate in a notice to DISCOVERY a key person knowledgeable about photobubbles and linking of photobubbles to provide assistance and be a single point of contact for DISCOVERY employees.

         3.4 Ownership of Selected Destination Products. All rights, title and interest including Copyright of the Selected Destination products, shall be owned solely by DISCOVERY. In connection therewith:

                  (a) Any and all literary, artistic, pictorial, graphic, audiovisual, or other works of authorship that DISCOVERY furnishes to OMNIVIEW, or that may have been developed with OMNIVIEW's cooperation or contribution in the course of the performance of OMNIVIEW's tasks, shall remain DISCOVERY's sole property; and OMNIVIEW promises it shall not make any claims with respect thereto.

                  (b) OMNIVIEW agrees and acknowledges that, for purposes of ownership pursuant to Section 201 of the U.S. Copyright Act (but not for tax or any other purpose), that all the results and proceeds of OMNIVIEW's services hereunder, including the copyrights in all works of authorship in the Selected Destination products, shall be deemed works made for hire for DISCOVERY, and that DISCOVERY or its assigns shall be deemed the author of such results and proceeds and works made for hire.

                  (c) In the event the results and proceeds identified in the preceding paragraph are found not to be works for hire, then OMNIVIEW agrees to assign and hereby assigns and transfers all right, title and interest in them throughout the world, including the copyrights in all works of authorship, to DISCOVERY for good and valuable consideration, receipt of which OMNIVIEW hereby acknowledges. To effectuate such assignment, OMNIVIEW hereby grants DISCOVERY a limited irrevocable power of attorney to execute any necessary documents to evidence the assignment. When requested, OMNIVIEW agrees to cooperate with DISCOVERY in preparing Certificates of Originality in a form satisfactory to DISCOVERY and DISCOVERY's legal counsel for works of authorship including computer code (not including any previously existing computer code) or computer images acquired, developed or compiled by OMNIVIEW services under this agreement.

         3.5 Training. OMNIVIEW shall train such employees of DISCOVERY as DISCOVERY deems necessary in the OMNIVIEW patents, OMNIVIEW Technology, the MOTOROLA Licensed Patents and the Third Party Technology and the use thereof to take spherical pictures and capture spherical images used in photobubbles, and to design photobubble products. OMNIVIEW shall provide the first 16 hours of such training to DISCOVERY at no expense. DISCOVERY shall pay for any additional training at reasonable hourly rates on a most favored nation basis.



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         3.6 Software Tool Box. If at any time during the term of this
Agreement, OMNIVIEW shall distribute one or more software tools, software developer's kits, or tool boxes permitting others to create or use Photobubble Technology including the processing, creating, linking or viewing of photobubbles, DISCOVERY shall be immediately granted the same rights and permitted to purchase, use or license such tool box(es) at the lowest cost and on the same terms as offered to any other OMNIVIEW customer. DISCOVERY shall be permitted to use any such tools, kits, or boxes in the development of the Selected Destination products.

4.       IMPROVEMENTS.

         4.1 OMNIVIEW Improvements. OMNIVIEW shall, during the term of this Agreement and for a period of two (2) years thereafter, promptly and fully disclose to DISCOVERY all Improvements which have been conceived and reduced to practice by OMNIVIEW relating in any manner to the Photobubble Technology. Any and all such Improvements shall be and remain the property of OMNIVIEW, but shall be included in the OMNIVIEW Technology. Any patents obtained by OMNIVIEW on Improvements made by OMNIVIEW shall be included in the Licensed Patents.

         4.2 DISCOVERY Requests for Improvements. If DISCOVERY requests OMNIVIEW in writing to develop an improvement in photobubble technology, OMNIVIEW shall use its best efforts to develop such improvement. DISCOVERY shall reimburse OMNIVIEW for all reasonable costs incurred in developing such improvements.

5. TRANSFER OF OMNIVIEW TECHNOLOGY AND MOTOROLA LICENSED PATENTS AND THIRD PARTY TECHNOLOGY.

         5.1 Deliveries of OMNIVIEW Technology. In the event that under Section
3.2 of this Agreement OMNIVIEW is unable to provide services or meet the delivery terms in the Deliverables Schedule, subject to the terms and conditions of this Agreement, OMNIVIEW shall, within sixty (60) days after receiving notice from DISCOVERY, commence disclosure to DISCOVERY of the OMNIVIEW Technology related to the Discovery Field and for use only in connection therewith (all rights, title and interest to remain with OMNIVIEW), by delivering to DISCOVERY copies of all necessary documents and information enabling DISCOVERY to practice the OMNIVIEW Technology including, but not limited to: object code, photobubble processing software, software tools, software developer's kits, tool boxes, the OMNIVIEW Technology documents, specifications, and drawings in OMNIVIEW's possession. In the event that disclosure occurs under this Section 5.1, OMNIVIEW shall escrow its source code with a third party of OMNIVIEW's choosing and provide evidence of such escrow to DISCOVERY. In the event that disclosure under this Section 5.1 occurs and even with the disclosure DISCOVERY in its opinion is unable to practice the OMNIVIEW Technology related to the Discovery Field, OMNIVIEW shall either perform the services requested by DISCOVERY or a service provider selected by OMNIVIEW will perform the services requested by DISCOVERY at OMNIVIEW's expense. If in the opinion of the selected service provider access to OMNIVIEW's source code is necessary to complete the services requested



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by DISCOVERY, OMNIVIEW shall provide the selected service provider access to
OMNIVIEW's source code.

         5.2 Deliveries of MOTOROLA Licensed Patents and Third Party Technology. In the event that under Section 3.2 of this Agreement OMNIVIEW is unable to provide services or meet the delivery terms in the Deliverables Schedule, subject to the terms and conditions of this Agreement, OMNIVIEW shall, within sixty (60) days after receiving notice from DISCOVERY, commence disclosure to DISCOVERY of the MOTOROLA Licensed Patents and Third Party Technology (to the extent that Omniview may disclose Third Party Technology without breaching a written agreement), by delivering to DISCOVERY copies of all necessary documents and information enabling DISCOVERY to practice the MOTOROLA Licensed Patents and Third Party Technology, including, but not limited to, algorithms, logarithms, source code, object code, Third Party Technology documents, and all disclosure documents, all pending applications and all related patent applications for the MOTOROLA Licensed Patents, and drawings in OMNIVIEW's possession. In the event that disclosure occurs under this Section 5.2, OMNIVIEW shall escrow any Third Party Technology source code that may be needed by DISCOVERY, for the purpose of meeting the delivery terms in the Delivery Schedule, with an escrow agent of OMNIVIEW's choosing and provide evidence of such escrow to DISCOVERY. In the event that disclosure under this Section 5.2 occurs, and even with the disclosure, DISCOVERY in its opinion is unable to practice the MOTOROLA Licensed Patents and Third Party Technology related to the Discovery Field, OMNIVIEW shall either perform the services requested by DISCOVERY or a service provider selected by OMNIVIEW will perform the services requested by DISCOVERY at OMNIVIEW's expense. If in the opinion of the selected service provider access to Third Party Technology source code is necessary to complete the services requested by DISCOVERY, OMNIVIEW shall provide the selected service provider access to Third Party Technology source code.

6.       COMPENSATION, REVENUE SHARING AND PAYMENTS.

         6.1 Payment. Except for the R&D Titles, for each Licensed Product including the Selected Destination products, that DISCOVERY intends to use, sell, or otherwise dispose of, DISCOVERY shall pay to OMNIVIEW either a one time photobubble processing fee or a one time license fee on a per-photobubble basis for a paid-up license under the Licensed OMNIVIEW and MOTOROLA Patents and Licensed OMNIVIEW Technology and Third Party Technology rights granted under
Section 2. Such one time fees shall be at the lowest cost and on the most favorable terms offered to any other OMNIVIEW customer.

         6.2 Revenue Sharing. The wholesale revenue from (wholesale) sale of each R&D Title developed under the Research and Development Contract of Section
6.3 shall be distributed in the following manner, first, from the wholesale revenue of each good sold, the cost of each good shall be paid to the party which bore the cost for the production of the good including insurance, shipping, and foreign exchange costs and the like, second, the remaining revenue for each good or net receipts



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shall be shared equally between DISCOVERY and OMNIVIEW. An R&D Title shall be designated as being sold on the date the invoice therefor is paid.

         6.3 Consideration for Exclusivity. To acquire the exclusive licenses set forth in paragraphs 2.1(b) and 2.3(b), DISCOVERY shall offer OMNIVIEW a Research and Development Contract in accordance with the terms set forth in this section, Section 6.3. DISCOVERY shall have until 90 days from the date of this Agreement to notify OMNIVIEW of an offer to OMNIVIEW of a Research and Development Contract with a contract price of two-hundred thousand dollars ($250,000) to acquire the exclusivity of the licenses. In the event DISCOVERY offers the Research and Development Contract, OMNIVIEW may select up to five (5) destinations in the field of destination-based travel for the R&D Titles. If OMNIVIEW selects any destinations which DISCOVERY provides notice of objection to, because the destination is the same as or similar to one of DISCOVERY's Selected Destinations, then OMNIVIEW shall select another destination. Such Research and Development Contract shall have performance payments of no more than fifty thousand dollars ($50,000) up to a total of no more than $250,000 over a performance period of up to two years based on the achievement of mutually agreed upon performance requirements. Such agreement shall provide that OMNIVIEW will develop at least five R&D Titles in the field of destination-based Travel. DISCOVERY shall provide creative guidance on the content for the development of the R&D Titles, and DISCOVERY shall use its business judgment to distribute the R&D Titles. Upon each of the R&D Titles meeting the performance requirements, DISCOVERY shall make the earned performance payment of up to fifty thousand dollars ($50,000) and shall have, subject to the revenue sharing provisions of Section 6.2, a paid-up license and own all right, title and interest including copyright to the R&D Titles. Subject to the marking provisions of this Agreement, DISCOVERY shall have the full and unfettered right to label or brand the R&D Titles as it chooses. Continuation of the Research and Development Contract shall be at the sole option of DISCOVERY. DISCOVERY shall be permitted, at any time and for any reason, or no reason, to terminate all obligations under the Research and Development Contract. Ninety (90) days after such termination, the exclusive licenses of Sections 2.1(b) and 2.3(b) shall terminate, provided however, DISCOVERY shall have the further option of maintaining exclusive license rights to the DISCOVERY Selected Destinations by paying the balance of the performance payments up to a cumulative total of two-hundred-fifty thousand dollars ($250,000). If no such performance payments are made, all licenses under Sections 2 shall remain non-exclusive. DISCOVERY and OMNIVIEW will use their best efforts to negotiate in good faith the remaining terms of such Research and Development Contract. If DISCOVERY fails to offer to OMNIVIEW a Research and Development Contract, the exclusive sections of this license agreement shall become nonexclusive until such a contract is offered or full payment is made without such a contract.

         6.4 Consideration for Renewal of Exclusive Licenses. If DISCOVERY requests renewal of the exclusive licenses granted hereunder or additional exclusive licenses for DISCOVERY Selected Destinations, OMNIVIEW and DISCOVERY shall in good faith negotiate the terms for such renewal.



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7.       CONFIDENTIALITY.

         7.1 Confidentiality. The term "Confidential Information" means any information from OMNIVIEW, OMNIVIEW Information, or information from DISCOVERY, DISCOVERY Information, including trade secrets on photobubbles, know-how relating to making and using photobubbles, and the information listed in Appendix D, which is furnished by a disclosing party in connection with the purpose of this Agreement, which is considered proprietary and maintained in confidence by the disclosing party, and is furnished by the disclosing party to the receiving party hereunder in written or other tangible form and is clearly marked as being confidential or, if disclosed in an intangible form, summarized in writing, marked confidential, and sent to the receiving party within sixty
(60) days after such disclosure. Confidential Information shall expressly include any analysis, compilations, studies or other documents or records which are generated or derived from the foregoing Confidential Information. Any report or other documents resulting from this Agreement, including the substance of this Agreement, shall be deemed Confidential Information. It is understood that the parties do not desire to receive any other confidential information from the other party and accordingly, with respect to any other information provided, no party shall have any confidential obligation unless, prior to disclosure, such information is added to Appendix D and initialed by authorized representatives of the receiving party.

         7.2 Nondisclosure. For a period of five (5) years from the Effective Date of this Agreement, each party shall keep the Confidential Information in strict confidence and shall not disclose it to unrelated third parties or to any of its employees except those employees of the receiving party, employees of related or affiliated companies, agents or representatives who have a need to know the Confidential Information for the purpose of this Agreement and who agree to keep such information confidential. Each party agrees to be responsible for any breach of this Section 7.2 by its representatives and agents. Each party further agrees to exercise the same degree of care the receiving party uses to protect its own confidential information of a similar nature and take reasonable steps to prevent disclosure of the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each party shall advise the other party in writing of any misappropriation or misuse of the other party's Confidential Information of which the notifying party may become aware.

         7.3 Exceptions. Whether or not listed on Appendix D, this Agreement shall impose no obligation upon the receiving party with respect to any information, technical data or know-how of the furnishing party which (i) is now or which subsequently becomes generally known or available; (ii) is known to the receiving party at the time of receipt of same from the furnishing party; (iii) is provided by the furnishing party to a third party without restriction on disclosure; (iv) is subsequently rightfully provided to the receiving party by a third party without restriction on disclosure; (v) is independently developed by or for the receiving party provided the person or persons developing same for the receiving party have not had access to the Confidential Information of the furnishing party; (vi) is approved for release by written authorization of the furnishing party; (vii) is disclosed through supply or sale of products or the licensed or authorized use of products incorporating the Confidential Information, where the disclosure does not otherwise constitute a breach of this Agreement by a receiving party under this Agreement; or (viii) is disclosed pursuant to the requirement or request of a governmental agency or disclosure is required by operation of law, provided the furnishing party is given reasonable advance notice of such requirement or required disclosure if possible.

         7.4 OMNIVIEW Information. Any and all written or other information disclosed to DISCOVERY by OMNIVIEW, including OMNIVIEW Technology information, shall be and remain the property of OMNIVIEW and DISCOVERY agrees to promptly return all such information including any copies thereof or other documents including any such information as a part thereof, to OMNIVIEW upon termination of this Agreement.

         7.5 Confidentiality Obligations. Each party shall comply with each of the provisions of confidentiality in paragraphs 7.1 through 7.4 in connection with any disclosures of confidential information made hereunder.

         7.6 Independent Creation. Nothing in this Agreement shall prevent the receiving party from licensing or purchasing hardware or software from any other third party or independently creating and developing hardware or software, and the receiving party may develop, procure, market and distribute products or services at any time which may be competitive with the disclosing party's products or services provided such technology or activity does not infringe upon the disclosing party's intellectual property rights including DISCOVERY's exclusive license rights herein.

8.       REPORTS AND MOST FAVORED LICENSE.

         8.1 Most Favored License. If OMNIVIEW grants another license for the Licensed Patents, MOTOROLA Patents, OMNIVIEW Technology, Third Party Technology or any other rights granted under this Agreement or related to rights granted or denied under this Agreement, which specifically includes payment provisions more favorable than the payment provisions of this Agreement, then OMNIVIEW shall promptly notify DISCOVERY of such license, DISCOVERY shall have thirty (30) days to notify OMNIVIEW whether DISCOVERY desires to have the most favored payment provisions for similar photobubble creation or application.

         8.2 Reports on Licenses to Third Parties. OMNIVIEW shall provide DISCOVERY with a monthly report setting forth all ongoing negotiations for exclusive and non-exclusive Licenses, including a description of the proposed terms of such licenses. DISCOVERY may, within five (5) days of receiving such report, reserve the right to match any offer outside the DISCOVERY field, such right to match to be exercised within ten (10) days of notice of a bona fide offer. For any exclusive license in the Discovery Field, Discovery shall have the additional right to match (such terms as are susceptible to matching) such license within 30 days of notice of a bona fide offer. In addition, under no circumstances shall OMNIVIEW enter into any license without giving DISCOVERY at least five (5) days prior written notice.

9.       TERM AND TERMINATION.

         9.1 Term. The term of this Agreement shall begin on the Effective Date and shall end upon the expiration date of the last Licensed Patent to expire, subject to earlier termination in accordance with paragraph 9.2. Upon the expiration date of the last Licensed Patent to expire, DISCOVERY's duty to continue paying sums under paragraph 6.2 shall prospectively cease with respect to any Sales occurring on or after the expiration date of the last Licensed Patent. The following sections of this Agreement shall survive expiration or any termination of this Agreement: 2.8, 7, 9.3, 11 and 13.

         9.2 Termination. This Agreement shall continue in force unless terminated under any applicable section of this Agreement. In the event of a material breach of this Agreement by DISCOVERY, OMNIVIEW may cancel this Agreement by giving thirty (30) days prior written notice thereof; provided that this Agreement shall not terminate if DISCOVERY has cured the breach of which it has been notified prior to the expiration of the thirty (30) days. DISCOVERY shall have the right to terminate this Agreement without cause for any reason, or for no reason, upon thirty (30) days advance written notice.

         9.3 Effect of Termination. In the event of any termination under
Section 9.2, DISCOVERY shall promptly discontinue all making, using or selling of Licensed Products and discontinue all use and disclosure of the OMNIVIEW Technology and Improvements except for manufacture of supplies for, and uncompleted inventory of, the Licensed Products on hand as ordered, pursuant to bona fide orders, prior to the date of notice of termination, provided DISCOVERY shall duly remit payments to OMNIVIEW in accordance with Section 6 with respect to any resulting Licensed Products sold after termination. DISCOVERY shall not further use or copy any Confidential Information contained in the OMNIVIEW Technology and shall promptly return all OMNIVIEW Technology to OMNIVIEW.

10.      INFRINGEMENT ACTIONS.

         10.1 Notice. If any third party shall, in the reasonable opinion of either party, misappropriate any trade secret, or infringe any of the Licensed Patents or other proprietary rights relating to the OMNIVIEW Technology or Improvements, such party shall promptly notify the other party.

         10.2 Infringement. If any third party, without a license or right under the Licensed Patents or OMNIVIEW Technology, shall produce products or use processes coming within the definition of the Licensed Products or OMNIVIEW Technology and if:

              (i) DISCOVERY shall give the OMNIVIEW written notice as required under paragraph 10.1; and

         (ii) DISCOVERY requests that suit be brought against such third party because of such infringement or misappropriation; and

         (iii) DISCOVERY supplies OMNIVIEW an opinion from a qualified law firm that such third party is infringing a Licensed Patent or misappropriating OMNIVIEW Technology; and

         (iv) OMNIVIEW fails to bring such suit or obtain discontinuance of such infringement or misappropriation; and

         (v) Sales of said third party products is of such volume as to produce, if licensed, royalties of at least ten thousand dollars ($10,000) per year;

then, in such case DISCOVERY shall be permanently relieved of the payment of royalties on a per bubble or per unit basis (i.e. bubbles shall be sold at cost without a one-time royalty payment included or built-in to the price of the bubble) that would otherwise accrue from the time conditions (i) through (vi) are all satisfied until the day OMNIVIEW shall bring suit against an infringer or shall obtain discontinuance of said infringement, with respect only as to the Licensed Patents or OMNIVIEW Technology said to be infringed or misappropriated, respectively.

         10.3 Enforcement by DISCOVERY. OMNIVIEW fails to bring suit or obtain discontinuance of an infringement or misappropriation, nothing in Section 10.2 shall prevent DISCOVERY from bringing suit or obtaining discontinuance of such infringement or misappropriation or otherwise enforcing the Licensed Patents and OMNIVIEW Technology. In the event DISCOVERY chooses to undertake such suit or enforcement, DISCOVERY shall retain any recovery, damages or royalties therefrom. In any infringement suit arising hereunder, the party not initiating such suit shall, at the request of the other party, provide all reasonable cooperation.

11.      INDEMNIFICATION.

         11.1 Indemnification. OMNIVIEW shall indemnify and hold harmless DISCOVERY, its subsidiaries, distributors, Affiliates, and their stockholders, directors, officers, employees, agents and assignees, manufacturers, suppliers, and customers from any loss, claim, liability, costs or expenses (including attorneys' fees) or damage arising from or as a result of Licensed Products or Licensed Processes (except to the extent DISCOVERY alters, modifies, changes or adds to the Licensed Products or Licensed Processes) made, used, offered for sale, or sold under DISCOVERY's exercise of the rights granted to it by this Agreement. This indemnity survives any termination of this Agreement.

         11.2 Defense of Suits. OMNIVIEW shall, at its own expense, defend any suit instituted against DISCOVERY, its subsidiaries, Affiliates, distributors, or their stockholders, directors, officers, employees, agents or assignees, manufacturers, suppliers, or customers which is based on an allegation that Licensed Products or Licensed Processes made, used, or sold by DISCOVERY infringe any patent or other intellectual property right of any third party, and OMNIVIEW shall indemnify, hold harmless and defend against a judgment of any court if it is determined therein that any such Licensed Product constitutes an infringement of any patent or other intellectual property right of any third party. OMNIVIEW shall be permitted to control the defense of such suit and has the affirmative obligation to diligently and effectively defend any claim. If OMNIVIEW fails to diligently and effectively defend against any such suit, at its option, DISCOVERY may defend and control the defense of such suit, at OMNIVIEW's expense. Each party agrees to advise the other of claims of infringement, which may come to its attention, which are based on allegations that Licensed Products or Licensed Processes infringe.

12.      GOVERNMENT AUTHORIZATION.

         12.1 Export Authorization. OMNIVIEW agrees to obtain all necessary export licenses and authorizations, if any, for use of the OMNIVIEW Technology worldwide.

         12.2 Other Authorization. OMNIVIEW agrees to obtain all governmental authorizations which may or shall be required for use of the OMNIVIEW Technology in the United States and worldwide.

13.      WARRANTY.

         13.1 OMNIVIEW warrants that it is the sole, exclusive, and absolute owner of all the right, title and interest in and to the OMNIVIEW Licensed Patents and OMNIVIEW Technology. OMNIVIEW warrants that it has obtained all required consents and assignments and has full right, power and authority to license the Licensed Patents and OMNIVIEW Technology and MOTOROLA Licensed Patents to DISCOVERY according to the terms of this Agreement.

         13.2 OMNIVIEW warrants and represents that the Licensed Patents were not fraudulently procured from the Patent and Trademark Office and that OMNIVIEW has no knowledge of any circumstances that render any of the Licensed Patents invalid.

         13.3 OMNIVIEW represents that, to the best of its knowledge, the OMNIVIEW Technology does not infringe upon the patent, copyright, trademark, ownership or other proprietary rights of any individual, partnership, corporation or other entity.

         13.4 OMNIVIEW represents that it is not aware of any asserted or unasserted claim or demand against the Licensed Patents or OMNIVIEW Technology or any licenses granted herein, or that could or would in anyway impede or interfere with the license granted herein or DISCOVERY's research, development, use, manufacture or marketing of the Licensed Product or Licensed Processes.

         13.5 OMNIVIEW warrants and represents that it has entered into a valid license Agreement with MOTOROLA under any and all of MOTOROLA's patents relating to the Licensed Products and has the right to grant sublicenses to DISCOVERY under such MOTOROLA patents. OMNIVIEW warrants and represents that its agreement with MOTOROLA does not prevent OMNIVIEW from granting DISCOVERY the rights granted by this Agreement, subject to compliance with Section 5(p)(8) of the Stock Purchase Agreement.

         13.6 OMNIVIEW warrants and represents that it is not aware of any patents which would be infringed in carrying out the terms of this Agreement. OMNIVIEW represents that is not aware of any third party which has rights to intellectual property which could prevent DISCOVERY from making, using, or selling the Licensed Products and Licensed Processes. In particular, OMNIVIEW is not aware of any rights owned by a third party which could or might be asserted to exclude or prevent DISCOVERY from exploiting the Licensed Patents or Licensed Processes in the DISCOVERY Field of use or from using hot buttons or other links.

         13.7 OMNIVIEW warrants and represents that is not aware of any intellectual property or development of intellectual property or any activity of others which might or could be asserted to prevent DISCOVERY from making, using, or selling the Licensed Products or Licensed Processes.

14.      PATENT PROSECUTION, MAINTENANCE, AND INTERFERENCE.

         14.1 Prosecution. OMNIVIEW shall continue the prosecution of all pending applications for patents, both in the United States and foreign countries, to appeal or issuance, and shall notify DISCOVERY of any actual change in the status or any decision to change the status thereof prior to any decision to change the status.

         14.2 Maintenance. OMNIVIEW shall timely make all maintenance fee and annuity payments on all Licensed Patents and shall maintain such patents in good standing.

         14.3 Interference. If an OMNIVIEW Patent is called into question in an interference proceeding with a third party (including MOTOROLA), OMNIVIEW shall not conclude any agreement for settling such interference proceeding with such third party on terms which would not permit licensing or sublicensing the same rights on the same terms under any patent issued to such third party to DISCOVERY.

15.      GENERAL.

         15.1 Status of Parties. OMNIVIEW is and shall at all times be an independent contractor and shall not be deemed an employee or agent of DISCOVERY. Nothing in this Agreement shall be deemed to create a partnership or joint venture between the parties.

         15.2 Complete Agreement. This Agreement contains the complete agreement between the parties and shall, as of the effective date hereof, supersede all other agreements, if any, between the parties relating to the Licensed Products. The parties stipulate that neither of them hath made any representation with respect to the subject matter of this Agreement or the execution and delivery hereof except such representation as are specifically set forth herein. Each of the party hereto acknowledges that they have relied on their own judgment in entering into this Agreement.

         15.3 Modifications. No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

         15.4 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed a waiver of any right under this Agreement.

         15.5 Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the respective parties. Neither party shall assign this Agreement in whole or in part without the prior written consent of the other party and any such attempted assignment shall be null and void except that, DISCOVERY shall have the right to assign this Agreement without the consent of OMNIVIEW to an affiliate, subsidiary, or to a purchaser of all or substantially all of DISCOVERY's assets.

         15.6 Severability. If any one or more of the provisions of this Agreement is unenforceable, the enforceability of the remaining provisions shall be unimpaired.

         15.7 Force Majeure. Neither OMNIVIEW nor DISCOVERY shall be held responsible for any delay or failure in the performance of this Agreement to the extent such delay or failure is caused by fire, flood, explosions, war, embargo, governmental action or failure to act, the act of any civil or military authority, acts of God, inability to secure transportation facilities, acts or missions of carriers, power outages, or by any other causes beyond its control whether or not similar to the foregoing, provided that the hindered Party (a) notifies the other party of such cause, (b) exercises reasonable effort to cure such delay or failure and resume performance, and (c) excuses performance by the other party during the period of such delay or failure.

         15.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         15.9 Marking. DISCOVERY agrees to mark all Licensed Products sold or otherwise disposed of by it under the patent license granted in this Agreement with the word "Patent(s)" and the number(s) of the Licensed Patent(s) applicable thereto, and with any Copyright and Trademark notices applicable thereto. With respect to Licensed Products made using a Licensed Process, DISCOVERY agrees to respond to any request for disclosure under 35 U.S.C. ss. 287 (4)(B) by notifying OMNIVIEW of the request for disclosure.

         15.10 Cooperation. Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

         15.11 Notices. Any notice which either party desires or is obligated to give to the other party hereunder shall be in writing and delivered personally or sent by air mail, postage prepaid and addressed to the last known address of the party which the notice is intended. As of the date hereof, any notice to be given to OMNIVIEW shall be addressed to:

                  OMNIVIEW INC.
                  7325 Oak Ridge Highway
                  Knoxville, TN 37931
                  Attention: Paul Martin

As of the date hereof, any notice to be given to DISCOVERY shall be addressed to:

                  DISCOVERY COMMUNICATIONS, INC.
                  7700 Wisconsin Avenue
                  Bethesda, Maryland  20814-3522
                  Attention:  General Counsel

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed in duplicate, to be effective as of the date first written above, by its duly authorized representative.

OMNIVIEW                                   DISCOVERY

Omniview, Inc.                             Discovery Communications, Inc.

By:  /s/ H. Lee Martin                     By:  /s/ C. Richard Allen
    ---------------------------------          ---------------------------------

Name:  H. Lee Martin                       Name:  C. Richard Allen
      -------------------------------            -------------------------------

Title:   President                         Title:   Senior Vice President
       ------------------------------             ------------------------------

                                   APPENDIX A

                    OMNIVIEW PATENTS AND PATENT APPLICATIONS

Patents:


1. U.S. Patent No. 5,185,667
2. U.S. Patent No. 5,313,306
3. U.S. Patent No. 5,359,363
4. U.S. Patent No. 5,384,588

Pending Patent Applications:

1. 08/339,663 filed November 14, 1994 - entitled "System for Omnidirectional Image Viewing at a Remote Location Without the Transmission of Control Signals to Select Viewing Parameters."

2. 08/373,446 filed January 17, 1995 - entitled "Method for Directly Scanning an Imaging Element Using a Non-linear Scan."

3. 08/373,434 filed January 17, 1995 - entitled "Method for Eliminating Temporal and Spacial Distortion from Interlaced Video Signals."

4. 08/386,912 filed February 8, 1995 - entitled "Omniview Motionless Camera Orientation System."

5. 08/494,599 filed June 23, 1995 - entitled "Method and Apparatus for Simultaneous Capture of a Spherical Image."

6. 08/516,629 filed August 18, 1995 - entitled "Method and Apparatus for the Interactive Display of any Portion of a Spherical Image."

7. Serial No. not assigned, filed December 17, 1996, Docket No. 01096.57548 - entitled "Method and Mechanism for Automatic Opposing Alignment of Photographic Image Capture."

8. (Reissue) 08/662,410 filed July 12, 1996 - entitled "Omniview Motionless Camera Orientation System."

9. 60/021,644 filed July 12,1996 - entitled "Broadcast Data Retrieval System with Data Filters and Browser" (this is a provisional application).



                                 Appendix A - 1

10. Serial No. not assigned, filed October 31, 1996, Docket No.01096-57674 - entitled "Method and Apparatus for Providing Perceived Video Viewing Experiences Using Still Images," and for its corresponding provisional filed application, Serial No. 60/012,033, filed February 21, 1996.

11. Serial No. not assigned, filed December 9, 1996, Docket No. 01096-02449 - entitled "Omniview Motionless Camera Orientation System Distortion Correcting Sensing Element."

12. (Japan) 511159/92 filed January 13, 1993 - entitled "Omniview Motionless Camera Orientation System."

13. (Europe) 92911877.06 filed January 12, 1993 - entitled "Omniview Motionless Camera Orientation System."

14. (Europe) 94101834.3 filed July 2, 1994 - entitled "Omniview Motionless Camera Surveillance System."

15. (Japan) 047651/94 filed _____________- entitled "Omniview Motionless Camera Surveillance System."

16. (PCT) PCT/US96/10484 filed June 21, 1996 - entitled "Method and Apparatus for Creating Spherical Images."



                                 Appendix A - 2

                                   APPENDIX B

                                LICENSED PRODUCTS

DISCOVERY Selected Destinations

















                                 Appendix B - 1

                                   APPENDIX C

                                MOTOROLA PATENTS

1. U.S. Patent No. 5,489,940, Feb. 6, 1996, entitled - An Electronic Image System And Sensor for Use Therefor

2.       WO 96/08105, filed July 31, 1995, entitled - Method For Creating Image
         Data

3. WO 96/26610, filed Jan. 16, 1996, entitled - Broadcasting Pural Wide Angle Images

4. WO 96/26611, filed Jan. 16, 1996, entitled - Wide Angle Interactive Viewing Of Broadcast Program

5. WO 96/18262, filed Oct. 27, 1995, entitled - An Electronic Image System And Sensor For Use Therefor

6. U.S. Patent Application Ser. No. 08/431,185, filed (not available) entitled - Method and System For Providing An Animated Image Sequence Using Wide-Angle Images

7. U.S. Patent Application Ser. No. 08/303,927, filed (not available) entitled - Method For Creating Image Data

8. U.S. Patent Application Ser. No. 08/392,705, filed Feb. 23, 1995, entitled - Methods and System For Interactively Viewing A Broadcast Program

9. U.S. Patent Application Ser. No. 08/741,008, filed (not available) entitled - Interactive Image Display System

10. U.S. Patent Application Ser. No. 08/440,015, filed (not available) entitled - Interactive Image Display System

11. U.S. Patent Application Ser. No. 08/392,593, filed Feb. 23, 1995, entitled - Method and System For Broadcasting An Interactively Viewable Program

12. U.S. Patent Application Ser. No. 08/640,637, filed (not available) entitled - Geographical Exploitation System and Method

13. U.S. Patent Application Ser. No. 08/652,251, (file wrapper continuation from abandoned U.S. Patent Application Ser. No. 08/303,927

14. U.S. Patent Application Ser. No. 08/512,876, filed Aug. 9, 1995, which is a continuation application claiming priority from U.S. Patent No. 5,489,940


                                 Appendix C - 1